EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Second Quarter 2015 Financial Results

CARROLLTON, Texas – August 6, 2015 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its second quarter ended June 30, 2015.

Revenues for the second quarter of 2015 were $2.0 million, a decrease of 38% when compared to revenues from the second quarter of 2014 of $3.3 million. Revenues in the quarter were primarily derived from communications networking product revenues, which decreased 17% to $1.5 million in the second quarter of 2015 compared to $1.8 million for the second quarter of 2014. In addition, services revenues decreased 67% to $464,000 in the second quarter of 2015 compared to $1.4 million in the second quarter of 2014. Gross margin was 33% for the second quarter of 2015 compared to 28% for the second quarter of 2014. The increase in gross margin percentage was primarily due to a revenue mix shift toward higher margin products and services, partially offset by an increase of $18,000 in excess and obsolete inventory charges. Second quarter 2015 operating expenses included a $58,000 personnel related restructuring charge. This charge relates to a plan entered into by the Company in April of 2015 intended to result in savings of approximately $750,000 to $1.0 million of annualized operating costs. The Company reported a net loss of $1.3 million, or ($0.15) per share in the second quarter of 2015 compared to a net loss of $1.1 million, or ($0.16) per share in the second quarter of 2014.

“The reduction in our communications networking product revenues as well as our services revenues, in particular our Electronic Contract Manufacturing revenues, were the main drivers behind our second quarter loss. Although we were able to improve our gross margins on a year-to-year basis, and we took actions to reduce operating expenses in the second quarter of 2015, we were ultimately unable to offset the impact of the decrease in communications and services revenues on our bottom line performance,” said Gregory B. Kalush, CEO and President of Interphase.  "During the second quarter, we continued to introduce new features and functionality to penveu and began publicizing that penveu is the only interactive display system that works with Chrome and Android computers. Additionally, we continued to promote penveu and generated great product awareness in some of the most prominent school districts across the country. We are also pleased to announce that penveu was selected, in a combined solution with M&A Technologies, as one of three classroom presentation systems approved for purchase by the Austin ISD Board of Trustees in late June. As we entered the busiest buying season for the education market, we began offering a very attractive incentive to customers in order to rapidly seed expansion of penveu in the coming months. Increased revenue generation from penveu is critical to the Company’s future success. Management has taken, and is continuing to take, steps to reduce costs while also executing on plans and activities intended to maintain sufficient financial resources to allow penveu to be a success in the market. We continue to be excited about the prospects of this very innovative solution."

For the first six months of 2015, revenues decreased to $4.1 million, compared to $6.7 million for the first six months of 2014. Gross margin increased to 32% for the six months ended June 30, 2015, compared to 30% for the same period in 2014. In addition to the April 2015 restructuring plan, other cost reductions during the first six months of 2015 have resulted in additional savings of approximately $1.0 million to $1.5 million of annualized operating costs; resulting in a total savings of approximately $1.75 million to $2.5 million of annualized operating costs. The Company reported a net loss of $2.8 million, or ($0.33) per share for the first six months of 2015 compared to a net loss for the first six months of 2014 of $2.1 million, or ($0.31) per share. On June 30, 2015, the Company’s working capital position was $2.7 million, including cash of $1.3 million.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine (“M2M”) and Internet of Things (“IoT”) designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) the extent of market acceptance of penveu, the results of the pending tax audit in France, effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications networking and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$2,038	$3,262	$4,117	$6,695
Gross margin	680	919	1,307	1,993
Research and development	547	649	1,201	1,255
Sales and marketing	620	713	1,324	1,338
General and administrative	717	671	1,469	1,521
Restructuring charge	58	-	58	-
Total operating expenses	1,942	2,033	4,052	4,114
Loss from operations	(1,262)	(1,114)	(2,745)	(2,121)
Loss before income tax	(1,266)	(1,113)	(2,766)	(2,121)
Net loss	(1,273)	(1,128)	(2,782)	(2,144)
Net loss per diluted share	$(0.15)	$(0.16)	$(0.33)	$(0.31)
Weighted average common and dilutive shares	8,394	7,011	8,394	7,011

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	June 30, 2015	Dec. 31, 2014
Cash and marketable securities	$1,320	$7,096
Accounts receivable, net	1,401	1,925
Inventories	1,930	2,136
Net property, plant and equipment	1,400	1,564
Total assets	7,033	13,684
Total liabilities	3,530	7,675
Total shareholders' equity	$3,503	$6,009

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